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James E. Slayton, CPA
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2858 West Market Street
Suite C
Fairlawn, Ohio 44333
1-330-864-3553


Securities and Exchange Commission                                  May 20, 2000
Washington, D.C. 20549

Dear madam/sir,

I have been notified that I have been replaced as the accountant for 2U Online.com, Inc. (the Company). I previously reported on the Company's financial statements for the period ending December 31, 2000, the letter terminating my appointment was dated May 17, 2000.

The audit report dated December 31, 2000, was unqualified except for an explanatory paragraph disclosing a going concern problem.

I have read the Company's statements contained in Form 8-K and agree with them except that I have except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that Schvaneveldt & Company, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304 (a)(2).


Sincerely,



James E. Slayton